Exhibit 99.1
PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: ELISE HUBBARD
April 17, 2017	CHIEF FINANCIAL OFFICER
(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS 85% INCREASE IN QUARTERLY NET INCOME AND 4.11% QUARTERLY LOAN GROWTH FOR THE QUARTER ENDED MARCH 31, 2017

BOWIE, MD – Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (NASDAQ: OLBK), the parent company of Old Line Bank, reports net income available to common stockholders increased $1.8 million, or 84.74%, to $4.0 million for the three months ended March 31, 2017, compared to $2.2 million for the three month period ended March 31, 2016. Earnings were $0.36 per basic and diluted common share for the three months ended March 31, 2017, compared to $0.20 per basic and diluted common share for the three months ended March 31, 2016. The increase in net income for the first quarter of 2017 as compared to the same 2016 period is primarily the result of a $1.5 million increase in net interest income, a decrease of $1.1 million in non-interest expenses and a decrease of $338 thousand in the provision for loan losses, partially offset by a decrease of $129 thousand in non-interest income.

Net interest income increased during the three months ended March 31, 2017 compared to the same period last year primarily as a result of the increase in net loans held for investment, partially offset by an increase in interest expense. Non-interest expense decreased $1.1 million, or 10.29%, for the three month period ending March 31, 2017 compared to the three month period ending March 31, 2016. This decrease is primarily the result of a reduction in salaries and benefits and occupancy expense associated with the staff reduction and branch closures implemented in the second and third quarters of 2016. Non-interest income decreased $129 thousand as compared to first quarter of 2016 primarily as a result of a decrease in other fees and commissions, offsetting an increase in income on marketable loans.

Net loans held for investment at March 31, 2017 increased $55.9 million, or 4.11%, compared to December 31, 2016 and $241.3 million, or 20.52%, compared to March 31, 2016. Total assets increased $56.8 million to $1.8 billion at March 31, 2017 from $1.7 billion at December 31, 2016.

            James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares stated: “We had a strong first quarter with increases in net loans held for investment of $55.9 million and deposits of $43.0 million. We are extremely proud of the reduction in nonperforming assets to 0.24% which we haven’t seen in 10 years. We are enthusiastic about building on this momentum during the remainder of the year. We are excited about the proposed merger with DCB Bancshares, Inc., the parent company of Damascus Community Bank, expected to close during the third quarter of 2017, and the talent that will add to our team as well as expanding our market further into Montgomery, Fredrick and Carroll Counties. Additionally, in January we opened a new branch in Leonardtown located in Saint Mary’s County. Our focus is to continue to enhance our profitability, build on our solid foundation by growing our loan and non-maturity deposit portfolios and maintain our operating efficiency while investing in new growth opportunities.”

1st QUARTER HIGHLIGHTS:

●
Net loans held for investment increased $55.9 million, or 4.11%, during the three months ended March 31, 2017, remaining at $1.4 billion at March 31, 2017 and December 31, 2016. The increase is a result of organic growth within our market area.

●
Average gross loans increased $209.6 million, or 17.88%, to $1.4 billion for the three month period ending March 31, 2017 compared to $1.2 billion during the three months ended March 31, 2016. The increase during the three month period this year as compared to the same period last year is due to organic growth.

●
Nonperforming assets decreased to 0.24% of total assets at March 31, 2017 from 0.59% at December 31, 2016, which is a historical 10 year low.

●
Total assets increased $56.8 million, or 3.32%, since December 31, 2016.

●
Net income available to common stockholders increased 84.74% to $4.0 million, or $0.36 per basic and diluted share, for the three month period ending March 31, 2017, from $2.2 million, or $0.20 per basic and diluted share, for the first quarter of 2016.

●
The net interest margin during the three months ended March 31, 2017 was 3.74% compared to 3.85% for the same period in 2016. Total yield on interest earning assets increased to 4.37% for the three months ending March 31, 2017, compared to 4.30% for the same three month period last year. Interest expense as a percentage of total interest-bearing liabilities was 0.82% for the three months ended March 31, 2017 compared to 0.60% for the same period of 2016.

●
The first quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.93% and 9.63%, respectively, compared to ROAA and ROAE of 0.57% and 6.01%, respectively, for the first quarter of 2016.

●
Total deposits grew by $43.0 million, or 3.25%, since December 31, 2016.

●
We ended the first quarter of 2017 with a book value of $14.17 per common share and a tangible book value of $12.98 per common share compared to $13.81 and $12.59, respectively, at December 31, 2016.

●
We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

●
On February 1, 2017, Old Line Bancshares entered into an Agreement and Plan of Merger with DCB Bancshares, Inc. (“DCB”), the parent company of Damascus Community Bank. Pursuant to the terms of the Agreement and Plan of Merger, upon the consummation of the merger of DCB with and into Old Line Bancshares, all outstanding shares of DCB common stock will be exchanged for shares of common stock of Old Line Bancshares. Consummation of the merger is contingent upon the approval of DCB’s stockholders as well as receipt of all necessary regulatory and third party approvals and consents. We expect the merger to close during the third quarter of 2017. At December 31, 2016, DCB had consolidated assets of approximately $311 million. DCB has six banking locations located in its primary market areas of Montgomery, Frederick and Carroll Counties.

Total assets at March 31, 2017 increased $56.8 million from December 31, 2016 primarily due to increases of $55.9 million in loans held for investment and $5.1 million in cash and cash equivalents, partially offset by a decrease of $4.9 million in loans held for sale. Deposits increased $43.0 million during the three months ended March 31, 2017, of which $21.4 million is attributable to an increase in our non-interest bearing deposits and the remaining $21.6 million is attributable to an increase in our interest bearing deposits.

Average interest earning assets increased $226.2 million for the three month period ending March 31, 2017 compared to the same period of 2016. The average yield on such assets was 4.37% for the three months ending March 31, 2017 compared to 4.30% for the comparable 2016 period. The increase in the yield on interest earning assets is the result of a higher yield on our investment portfolio. Average interest-bearing liabilities increased $183.1 million for the three month period ending March 31, 2017 compared to the same period of 2016. The average rate paid on such liabilities increased to 0.82% for the three month period ending March 31, 2017 compared to 0.60% for the same period in 2016, primarily due to higher rates paid on our borrowings, which includes the interest paid on the subordinated notes we issued in August 2016.

The net interest margin for the three months ended March 31, 2017 decreased to 3.74% from 3.85% for the three months ending March 31, 2016. The net interest margin during the 2017 period was affected by the increase in interest expense, primarily due to the interest due on the subordinated notes, for which there was no comparable expense during the 2016 period. The net interest margin during 2017 was also affected by a higher amount of accretion on acquired loans due to a higher amount of early payoffs on acquired loans with credit marks during the three months ending March 31, 2017 compared to the same period of 2016. The fair value accretion/amortization is recorded on pay-downs recognized during the period, which contributed to eight basis points for the three months ended March 31, 2017 as compared to nine basis points for the same period of 2016.

Net interest income increased $1.5 million, or 12.28%, for the three month period ending March 31, 2017 compared to the same period of 2016, primarily due to average loan growth and increases in the interest recognized on loans, partially offset by an increase in interest expense. Loan interest income increased for the three month period ending March 31, 2017 due to organic growth. Interest expense increased due to increases in the amount of and interest paid on both our deposits and borrowings. Borrowings include the Notes discussed above.

The provision for loan losses decreased $338 thousand for the three months ending March 31, 2017 compared to the same period of 2016 due to an improvement in our asset quality and a decrease in our reserves on specific loans. The reserves on specific loans decreased primarily due to one large commercial borrower, consisting of 23 commercial loans totaling $3.0 million of which $1.0 million was charged-off against the allowance for loan losses and $2.0 million was reclassified as trouble debt restructurings during the first quarter of 2017. Amounts charged off in relation to this credit during the quarter were in line with specific reserves at December 31, 2016. These trouble debt restructurings are classified as impaired and all our impaired loans have been adequately reserved for at March 31, 2017.

Non-interest income decreased $129 thousand, or 6.50%, for the three month period ending March 31, 2017 compared to the same period of 2016, primarily as a result of a decrease of $434 thousand in other fees and commissions, partially offset by increases of $254 thousand in income on marketable loans and $112 thousand in gain on disposal of assets compared to the same period of 2016. The decrease in other fees and commissions is primarily related to a one-time incentive fee received for our debit card program received in the first quarter of last year. The increase in income on marketable loans is a result of an increase in the number of residential mortgage loans sold in the secondary market compared to the same period of 2016. The increase in gain on disposal of assets is due to the sale of our previously owned branch, the Accokeek branch, that we closed in the third quarter of 2016.

Non-interest expense decreased $1.1 million, or 10.28%, for the three month period ending March 31, 2017 compared to the same period of 2016, primarily as a result of decreases in salaries and benefits, merger and integration, occupancy expense and other real estate owned (“OREO”) expenses. The decrease in salaries and benefits and occupancy expense is associated with the staff reduction and branch closures implemented in the second and third quarters of 2016. There were no merger and integration expenses during the 2017 period whereas we incurred $359 thousand of merger and integration expenses during the first quarter of 2016 in connection with the Regal Bancorp acquisition that was consummated in December 2015. OREO expenses decreased for the 2017 period as a result of a reduction on our expenses associated with properties in our OREO portfolio.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 21 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statements in this press release that are not historical facts, in particular, statements regarding loan and deposit growth, maintaining our operating efficiency and the timing of the pending merger with DCB, constitute “forward-looking statements” as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions in our target markets or nationally or a return to recessionary conditions, the actions of our competitors and our ability to successfully compete, in particular in new market areas, changes in regulatory requirements and/or restrictive banking legislation that may adversely affect our ability to collect on outstanding loans or otherwise negatively impact our business, the receipt of all required regulatory and stockholder approval for the merger, and other risks discussed in our annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Old Line Bancshares undertakes no obligation to update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	March 31, 2017	December 31, 2016 (1)	September 30, 2016	June 30, 2016	March 31, 2016
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$27,168,603	$22,062,912	$28,696,913	$32,123,006	$34,108,645
Interest bearing accounts	1,144,100	1,151,917	1,159,687	1,167,418	1,150,474
Federal funds sold	237,294	248,342	301,262	352,572	325,606
Total cash and cash equivalents	28,549,997	23,463,171	30,157,862	33,642,996	35,584,725
Investment securities available for sale	199,741,104	199,505,204	201,830,885	190,297,596	190,749,087
Loans held for sale	3,504,268	8,418,435	7,578,285	6,111,808	4,148,506
Loans held for invesment, less allowance for loan losses of $5,609,789
and $6,195,469 for March 31, 2017 and December 31, 2016	1,417,086,149	1,361,175,206	1,292,431,559	1,242,017,598	1,175,828,165
Equity securities at cost	9,335,247	8,303,347	6,603,346	7,304,646	5,710,845
Premises and equipment	36,898,159	35,700,659	36,153,064	36,567,012	35,995,176
Accrued interest receivable	4,044,270	4,278,229	3,686,161	3,704,287	3,655,444
Deferred income taxes	8,897,842	9,578,350	13,600,152	12,666,462	12,828,069
Current income taxes receivable	-	-	-	-	-
Bank owned life insurance	37,791,491	37,557,566	37,321,217	37,081,638	36,843,873
Other real estate owned	2,895,893	2,746,000	1,934,720	2,443,543	2,698,344
Goodwill	9,786,357	9,786,357	9,786,357	9,786,357	9,786,357
Core deposit intangible	3,322,519	3,520,421	3,721,858	3,923,987	4,124,985
Other assets	3,933,804	4,986,685	5,299,676	4,482,981	5,062,691
Total assets	$1,765,787,100	$1,709,019,630	$1,650,105,142	$1,590,030,911	$1,523,016,267

Deposits
Non-interest bearing	$352,742,300	$331,331,263	$328,967,215	$313,439,435	$328,797,753
Interest bearing	1,016,136,456	994,549,269	972,325,625	949,451,184	904,751,898
Total deposits	1,368,878,756	1,325,880,532	1,301,292,840	1,262,890,619	1,233,549,651
Short term borrowings	191,395,616	183,433,892	141,775,684	153,751,725	118,571,030
Long term borrowings	37,908,290	37,842,567	37,776,841	9,559,018	9,561,842
Accrued interest payable	782,212	1,269,356	712,080	448,406	448,677
Supplemental executive retirement plan	5,683,663	5,613,799	5,547,176	5,479,842	5,405,763
Income taxes payable	2,061,127	18,706	6,677,102	5,418,623	4,721,336
Other liabilities	3,960,898	4,293,993	4,466,051	3,275,804	4,473,968
Total liabilities	1,610,670,562	1,558,352,845	1,498,247,774	1,440,824,037	1,376,732,267

Stockholders' equity
Common stock	109,438	109,109	108,591	108,164	108,026
Additional paid-in capital	106,956,124	106,692,958	106,000,537	105,555,548	105,408,038
Retained earnings	51,940,050	48,842,026	45,166,362	42,275,517	39,793,541
Accumulated other comprehensive income (loss)	(3,889,074)	(4,977,308)	581,878	1,009,402	717,881
Total Old Line Bancshares, Inc. stockholders' equity	155,116,538	150,666,785	151,857,368	148,948,631	146,027,486
Non-controlling interest	-	-	-	258,243	256,514
Total stockholders' equity	155,116,538	150,666,785	151,857,368	149,206,874	146,284,000
Total liabilities and stockholders' equity	$1,765,787,100	$1,709,019,630	$1,650,105,142	$1,590,030,911	$1,523,016,267
Shares of basic common stock outstanding	10,943,830	10,910,915	10,859,074	10,816,429	10,802,560

(1) Financial information at December 31, 2016 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2017	2016 (1)	2016	2016	2016
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$15,365,654	$15,219,684	$14,191,639	$13,562,643	$13,057,180
Investment securities and other	1,269,680	1,134,253	1,146,898	1,051,097	1,101,146
Total interest income	16,635,334	16,353,937	15,338,537	14,613,740	14,158,326
Interest expense
Deposits	1,541,058	1,507,180	1,421,842	1,309,379	1,270,421
Borrowed funds	932,887	834,298	577,709	328,613	275,659
Total interest expense	2,473,945	2,341,478	1,999,551	1,637,992	1,546,080
Net interest income	14,161,389	14,012,459	13,338,986	12,975,748	12,612,246
Provision for loan losses	440,491	200,000	305,931	300,000	778,611
Net interest income after provision for loan losses	13,720,898	13,812,459	13,033,055	12,675,748	11,833,635
Non-interest income
Service charges on deposit accounts	412,159	437,900	445,901	433,498	411,337
Gain on sales or calls of investment securities	15,677	1,682	326,021	823,214	76,998
Gain on sale of stock	-	-	-	-	-
Earnings on bank owned life insurance	281,356	282,875	284,982	282,358	282,186
Gains (losses) on disposal of assets	112,594	(3)	(49,957)	22,784	-
Income on marketable loans	630,930	570,970	782,510	587,030	377,138
Other fees and commissions	402,018	277,428	348,391	414,800	835,994
Total non-interest income	1,854,734	1,570,852	2,137,848	2,563,684	1,983,653
Non-interest expense
? Salaries & employee benefits	4,867,531	4,319,736	4,812,949	5,079,143	5,376,552
Severance expense	-	-	49,762	393,495	-
? Occupancy & Equipment	1,653,413	1,509,077	1,907,090	1,647,490	1,724,553
Pension plan termination	-	-	-	-	-
Data processing	356,648	384,000	384,382	383,689	397,792
Merger and integration	-	-	-	301,538	359,481
Core deposit amortization	197,901	201,437	202,129	200,998	226,241
(Gains) losses on sales of other real estate owned	(17,689)	2,278	(27,914)	(48,099)	(4,208)
OREO expense	27,577	23,116	77,224	63,192	154,966
Other operating	2,446,749	2,228,915	2,391,728	2,531,292	2,389,142
Total non-interest expense	9,532,130	8,668,559	9,797,350	10,552,738	10,624,519

Income before income taxes	6,043,502	6,714,752	5,373,553	4,686,694	3,192,769
Income tax expense	2,069,720	2,384,312	1,830,921	1,554,000	1,043,366
Net income	3,973,782	4,330,440	3,542,632	3,132,694	2,149,403
Less: Net income (loss) attributable to the noncontrolling interest	-	-	-	1,728	(1,667)
Net income available to common stockholders	$3,973,782	$4,330,440	$3,542,632	$3,130,966	$2,151,070
Earnings per basic share	$0.36	$0.40	$0.33	$0.29	$0.20
Earnings per diluted share	$0.36	$0.39	$0.32	$0.28	$0.20
Dividend per common share	$0.08	$0.06	$0.06	$0.06	$0.06
Average number of basic shares	10,926,181	10,878,153	10,848,418	10,816,429	10,802,560
Average number of dilutive shares	11,139,802	11,054,979	11,033,655	10,989,854	10,962,867
Return on Average Assets	0.93%	1.03%	0.88%	0.81%	0.57%
Return on Average Equity	9.63%	10.93%	9.39%	8.63%	6.01%
Operating Efficiency (2)	59.52%	55.63%	63.30%	67.91%	72.79%

(1) Financial information at December 31, 2016 has been derived from audited financial statements.
(2) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	3/31/17		12/31/16		9/30/16		6/30/16		3/31/16
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$1,398,540	1.01%	$1,480,748	0.52%	$1,504,448	0.47%	$1,848,237	0.47%	$2,538,719	0.47%
Investment Securities (2)	215,900,619	2.86%	212,267,718	2.44%	202,986,618	2.72%	192,652,161	2.67%	197,036,394	2.71%
Loans	1,382,343,824	4.58%	1,330,488,055	4.62%	1,271,170,965	4.50%	1,214,193,241	4.57%	1,172,758,851	4.56%
Allowance for Loan Losses	(6,132,653)		(6,420,517)		(6,145,988)		(5,844,078)		(5,050,728)
Total Loans Net of allowance	1,376,211,171	4.61%	1,324,067,538	4.64%	1,265,024,977	4.52%	1,208,349,163	4.59%	1,167,708,123	4.58%
Total interest-earning assets	1,593,510,330	4.37%	1,537,816,004	4.36%	1,469,516,043	4.27%	1,402,849,561	4.32%	1,367,283,236	4.30%
Noninterest bearing cash	28,795,542		27,124,238		28,168,294		43,063,212		43,812,578
Goodwill and Intangibles	35,256,270		13,438,139		13,639,968		13,841,392		14,055,039
Other Assets	78,339,425		98,599,277		94,685,204		96,131,050		96,475,402
Total Assets	$1,735,901,567		$1,676,977,658		$1,606,009,509		$1,555,885,215		$1,521,626,255

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$988,719,394	0.63%	$976,900,133	0.61%	$962,097,781	0.59%	$916,951,641	0.57%	$908,510,119	0.56%
Borrowed Funds	232,287,588	1.63%	195,628,913	1.70%	152,091,696	1.51%	165,943,308	0.80%	129,440,961	0.86%
Total interest-bearing liabilities	1,221,006,982	0.82%	1,172,529,046	0.79%	1,114,189,477	0.71%	1,082,894,949	0.61%	1,037,951,080	0.60%
Noninterest bearing deposits	336,645,712		331,686,582		326,480,191		313,709,097		326,249,639
	1,557,652,694		1,504,215,628		1,440,669,668		1,396,604,046		1,364,200,719

Other Liabilities	10,884,384		17,590,193		15,260,196		13,171,739		13,130,368
Noncontrolling Interest	-		-		-		257,582		256,330
Stockholder's Equity	167,364,489		155,171,837		150,079,645		145,851,848		144,038,838
Total Liabilities and Stockholder's Equity	$1,735,901,567		$1,676,977,658		$1,606,009,509		$1,555,885,215		$1,521,626,255

Net interest spread		3.54%		3.56%		3.56%		3.71%		3.70%
Net interest income and Net interest margin(1)	$14,677,622	3.74%	$14,497,216	3.75%	$13,814,036	3.73%	$13,424,559	3.85%	$13,077,828	3.85%

(1)
Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
 (2)
Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending March 31, 2017 and 2016. Fair value accretion for the current quarter and prior four quarters are as follows:

	3/31/17		12/31/16		9/30/16		6/30/16		3/31/16
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$9,727	0.00%	$(3,913)	(0.00)%	$12,442	0.00%	$(479)	(0.00)%	$27,404	0.01%
Mortgage loans	285,482	0.07	473,922	0.12	67,300	0.02	127,100	0.04	179,550	0.05
Consumer loans	5,277	0.00	71,118	0.02	12,947	0.00	10,963	0.00	11,553	0.00
Interest bearing deposits	35,036	0.01	45,705	0.01	52,728	0.01	68,569	0.02	92,833	0.03
Total Fair Value Accretion	$335,522	0.08%	$586,832	0.15%	$145,417	0.03%	$206,153-	0.06%	$311,340-	0.09%

(1) Negative accretion on commercial loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.
Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	3/31/17		12/31/16		9/30/16		6/30/16		3/31/16
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$14,161,389	3.60%	$14,012,459	3.62%	$13,338,986	3.61%	$12,975,748	3.72%	$12,612,246	3.71%
Tax equivalent adjustment
Federal funds sold	11	0.00	4	0.00	4	0.00	3	0.00	5	0.00
Investment securities	255,220	0.07	253,166	0.07	243,510	0.06	228,532	0.07	226,861	0.07
Loans	261,002	0.07	231,587	0.06	231,536	0.06	220,276	0.06	238,716	0.07
Total tax equivalent adjustment	516,233	0.14	484,757	0.13	475,050	0.12	448,811	0.13	465,582	0.14
Tax equivalent interest yield	$14,677,622	3.74%	$14,497,216	3.75%	$13,814,036	3.73%	$13,424,559	3.85%	$13,077,828	3.85%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016

Legacy Loans(1)
Period End Loan Balance	$1,241,666	$1,177,232	$1,093,436	$1,027,579	$946,803
Deferred Costs	1,520	1,257	1,222	1,227	1,168
Accruing	1,236,642	1,167,381	1,084,851	1,021,867	951,197
Non-accrual	660	6,090	5,803	5,712	4,292
Accruing 30-89 days past due	4,191	3,742	2,524	2,479	4,529
Accruing 90 or more days past due	174	19	259	-	-
Allowance for loan losses	5,504	6,084	5,967	5,703	5,401
Other real estate owned	747	425	425	425	425
Net charge offs (recoveries)	1,029	-	(3)	(4)	15

Acquired Loans(2)
Period End Loan Balance	$179,509	$188,881	$204,126	$219,231	$229,026
Deferred Costs	-	-	-	-	-
Accruing	174,925	185,631	200,412	216,971	225,957
Non-accrual(3)	466	294	1,545	2,260	3,069
Accruing 30-89 days past due	4,118	2,072	1,284	2,203	2,127
Accruing 90 or more days past due	-	884	885	-	902
Allowance for loan losses	106	111	385	316	305
Other real estate owned	2,149	2,321	1,510	2,019	2,273
Net charge offs (recoveries)	(3)	357	(25)	(9)	2

Allowance for loan losses as % of held for investment loans	0.39%	0.45%	0.49%	0.48%	0.48%
Allowance for loan losses as % of legacy held for investment loans	0.44%	0.52%	0.55%	0.55%	0.57%
Allowance for loan losses as % of acquired held for investment loans	0.06%	0.06%	0.19%	0.14%	0.13%
Total non-performing loans as a % of held for investment loans	0.10%	0.53%	0.65%	0.83%	0.85%
Total non-performing assets as a % of total assets	0.24%	0.59%	0.63%	0.71%	0.78%
(1)
Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013 and December 4, 2015.
(2)
Acquired loans represent all loans acquired on April 1, 2011 from MB&T on May 10, 2013 from WSB and on December 4, 2015 for Regal. We originally recorded these loans at fair value upon acquisition.
(3)
These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.